Exhibit 99.1

AAR reports second quarter fiscal year 2025 results

Wood Dale, Illinois, January 7, 2025 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fiscal year 2025 second quarter ended November 30, 2024.

SECOND QUARTER FISCAL YEAR 2025 HIGHLIGHTS

(As compared to Q2 FY24)

•	Sales of $686 million; increased 26%
•	Organic growth of 12%; accelerated from 6% in Q1
•	GAAP EPS of $(0.87)
•	Adjusted EPS (diluted) of $0.90; increased 11%
•	GAAP Net loss of $31 million
•	Adjusted EBITDA of $78 million; increased 42%
•	Cash flow provided by operating activities of $22 million

MANAGEMENT COMMENTARY

“AAR delivered another solid quarter with record sales and improved margins,” said John M. Holmes, AAR’s Chairman, President and Chief Executive Officer. “Our sales grew 26%, underpinned by strong organic growth of 12%, which accelerated from 6% in the first quarter. We saw 20% sales growth in our Parts Supply segment, led by a significant expansion in our commercial new parts distribution activities, and a return to growth in USM as high demand for engine and airframe components continued and asset availability improved. Sales in Repair & Engineering grew 57% year-over-year due to meaningful contributions from our Product Support acquisition and continued efficiency gains in our heavy maintenance hangars. The double-digit sales growth across our commercial and government businesses have us tracking toward another record year.”

Holmes continued, “We were also pleased to secure new business wins in each of our core segments. In Parts Supply, we signed new distribution agreements with Chromalloy and Whippany Actuation Systems, and in Integrated Solutions we extended our Airinmar contract with Singapore Airlines. Shortly after the quarter closed, our Repair & Engineering segment announced a joint venture with Air France to support next generation aircraft in the Asia-Pacific region out of our Thailand facility. Additionally, as part of our strategy to focus on higher margin activities, we recently announced the divestiture of our Landing Gear Overhaul business, which we expect to be immediately accretive to margins and earnings upon closing.”

“Furthermore, we drove significant expansion in our adjusted EBITDA margins, increasing to 11.4% in the quarter from 10.1% in the prior year quarter. As we continue to optimize our portfolio and drive efficiencies throughout our businesses, we anticipate continued margin expansion in the coming quarters,” Holmes concluded.

RECENT UPDATES

NEW BUSINESS

•	Multi-year engine parts supply agreement to distribute Chromalloy’s Parts Manufacturer Approval (PMA) parts for the CF6-80C2 engine type
•	Multi-year global agreement with Whippany Actuation Systems, a TransDigm Group business, to distribute all components and sub-assemblies for their actuation product line
•	Extension with Singapore Airlines for Airinmar’s full suite of repair cycle management services
•	Agreement to form a joint venture in the Asia-Pacific region with Air France Industries KLM Engineering & Maintenance to support next generation aircraft

PORTFOLIO UPDATE

•	Subsequent to the quarter, the Company announced an agreement to divest its Landing Gear Overhaul business for $51 million. The divestiture is part of the Company’s strategy to optimize its portfolio and focus on higher margin businesses with more significant growth potential.

SECOND QUARTER FISCAL YEAR 2025 RESULTS

Consolidated second quarter sales increased 26% to $686.1 million, compared to $545.4 million in the same quarter last year. This reflects a 30% increase in consolidated sales to commercial customers, primarily due to the acquisition of the Product Support business and strong demand throughout the Company’s Parts Supply segment. Sales to government customers increased 16% from the same period last year, primarily due to increased order volume for new parts distribution activities. Sales to commercial customers were 73% of consolidated sales, compared to 71% in the prior year quarter.

Second quarter results include after-tax charges of $57.1 million associated with the recently announced FCPA settlement and related costs. As a result of these charges, the Company reported a net loss of $30.6 million, or $0.87 per share. For the second quarter of the prior year, the Company reported net income of $23.8 million, or $0.67 per diluted share. Adjusted diluted earnings per share in the second quarter of fiscal year 2025 were $0.90, compared to $0.81 in the second quarter of the prior year.

Selling, general, and administrative expenses were $133.1 million in the current quarter, compared to $65.7 million in the prior year quarter. The second quarter included $59.2 million for the settlement of FCPA allegations and related costs. Acquisition, amortization, and integration expenses were $4.4 million in the quarter, compared to $3.1 million in the prior year quarter.

Operating margins were (0.3)% in the quarter, compared to 7.0% in the prior year quarter. Adjusted operating margin increased to 9.2% in the current year quarter from 8.1% in the prior year quarter, primarily as a result of growth in commercial sales. Sequentially, our adjusted operating margin increased from 9.1% to 9.2%, driven by improved profitability in our Repair & Engineering segment.

Net interest expense for the quarter was $18.8 million, compared to $5.6 million last year, primarily due to increased debt levels as a result of funding the Product Support acquisition. Average diluted share count increased from 35.3 million shares in the prior year quarter to 35.5 million shares in the current year quarter. Debt repayment remains a priority, but the Company will also continue to evaluate other attractive investment opportunities as well as share repurchases for capital deployment. Currently, $52.5 million remains on the existing $150 million share repurchase program.

Cash flow provided by operating activities was $22.0 million during the current quarter, compared to cash provided of $17.4 million in the prior year quarter. Excluding the accounts receivable financing program, cash flow provided by operating activities was $27.1 million in the current quarter. As of November 30, 2024, net debt was $935.3 million and net leverage, pro forma for the last 12 months adjusted EBITDA of the Product Support business, was 3.17x.

Holmes concluded, “We anticipate continued strong sales growth in the second half of fiscal year 2025. We also expect further margin expansion in the same period as we realize the benefits from continued growth in Parts Supply, synergies from the Product Support acquisition, and the completion of our recently announced divestiture. These margins should improve even further in fiscal year 2026 as we grow the higher margin Product Support business and our hangar expansions in Miami and Oklahoma City come online. Finally, we remain on track to reduce leverage following the Product Support acquisition as EBITDA increases and we generate operating cash.”

Conference call information

On Tuesday, January 7, 2025, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/ajocdbor. Participants may join via phone by registering at https://register.vevent.com/register/BIbb0ac5ff18564eedbc99a44684780b13. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call. A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/events-and-presentations/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Denise Pacioni – Director of Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, continued demand in the commercial and government aviation markets, anticipated activities and benefits under extended, expanded and new services, supply and distribution agreements, focus on our strategy, opportunities for capital deployment and margin improvement, earnings performance, debt management, cash flow generation, increased EBITDA, contributions from our recent acquisitions, benefits from our expected divestiture, expectations for our parts distribution activities, and expansions of our heavy maintenance aircraft hangars.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) a reduction in outsourcing of maintenance activity by airlines; (vii) a shortage of skilled personnel or work stoppages; (viii) competition from other companies; (ix) financial, operational and legal risks arising as a result of operating internationally; (x) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xi) failure to realize the anticipated benefits of acquisitions; (xii) circumstances associated with divestitures; (xiii) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xiv) cyber or other security threats or disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) restrictions on use of intellectual property and tooling important to our business; (xvii) inability to fully execute our stock repurchase program and return capital to stockholders; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xx) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of operations (In millions except per share data - unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Sales	$686.1	$545.4	$1,347.8	$1,095.1
Cost of sales	557.5	442.0	1,102.0	890.4
Gross profit	128.6	103.4	245.8	204.7
Provision for (Recovery of) credit losses	(0.3)	––	(0.1)	0.4
Selling, general, and administrative	133.1	65.7	209.0	140.4
Earnings (Loss) from joint ventures	1.9	0.6	4.2	(0.3)
Operating income (loss)	(2.3)	38.3	41.1	63.6
Pension settlement charge	––	––	––	(26.7)
Losses related to sale and exit of business, net	(1.2)	(0.9)	(1.3)	(1.6)
Interest expense, net	(18.8)	(5.6)	(37.1)	(11.0)
Other expense, net	(0.2)	(0.1)	(0.3)	(0.1)
Income (Loss) before income tax expense	(22.5)	31.7	2.4	24.2
Income tax expense	8.1	7.9	15.0	1.0
Net income (loss)	$(30.6)	$23.8	$(12.6)	$23.2

Earnings (Loss) per share – Basic	$(0.87)	$0.67	$(0.36)	$0.66
Earnings (Loss) per share – Diluted	$(0.87)	$0.67	$(0.36)	$0.65

Share data used for earnings (loss) per share:
Weighted average shares outstanding – Basic	35.2	34.9	35.2	34.9
Weighted average shares outstanding – Diluted	35.2	35.3	35.2	35.3

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	November 30, 2024	May 31, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$61.7	$85.8
Restricted cash	20.8	10.3
Accounts receivable, net	320.4	287.2
Contract assets	150.2	123.2
Inventories, net	790.0	733.1
Rotable assets and equipment on or available for lease	65.5	81.5
Other current assets	89.4	68.5
Total current assets	1,498.0	1,389.6
Property, plant, and equipment, net	167.0	171.7
Goodwill and intangible assets, net	770.5	790.2
Rotable assets supporting long-term programs	174.0	166.3
Operating lease right-of-use assets, net	90.5	96.6
Other non-current assets	149.3	155.6
Total assets	$2,849.3	$2,770.0

LIABILITIES AND EQUITY
Accounts payable	$291.8	$238.0
Other current liabilities	266.5	228.9
Total current liabilities	558.3	466.9
Long-term debt	986.7	985.4
Operating lease liabilities	78.0	80.3
Other liabilities and deferred revenue	44.7	47.6
Total liabilities	1,667.7	1,580.2
Equity	1,181.6	1,189.8
Total liabilities and equity	$2,849.3	$2,770.0

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Cash flows provided by (used in) operating activities:
Net income (loss)	$(30.6)	$23.8	$(12.6)	$23.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	14.6	8.7	28.8	17.1
Stock-based compensation expense	5.0	3.6	10.0	7.9
Loss (Earnings) from joint ventures	(1.9)	––	(4.2)	0.3
Pension settlement charge	––	––	––	26.7
Provision for (Recovery of) credit losses	(0.3)	––	(0.1)	0.4
Changes in certain assets and liabilities:
Accounts receivable	(9.6)	34.2	(33.3)	(6.3)
Contract assets	(2.7)	(0.1)	(27.2)	(12.4)
Inventories	(42.6)	(31.7)	(57.4)	(71.5)
Prepaid expenses and other current assets	(2.1)	(1.4)	(10.6)	(10.2)
Rotable assets supporting long-term programs	(5.6)	(3.0)	(12.1)	(4.0)
Accounts payable and accrued liabilities	94.1	(7.0)	102.6	47.2
Deferred revenue on long-term programs	(6.5)	(5.2)	(6.4)	(9.5)
Other	10.2	(4.5)	25.9	(10.0)
Net cash provided by (used in) operating activities – continuing operations	22.0	17.4	3.4	(1.1)
Net cash used in operating activities – discontinued operations	––	––	––	(0.2)
Net cash provided by (used in) operating activities	22.0	17.4	3.4	(1.3)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(8.3)	(7.3)	(16.2)	(16.4)
Other	0.4	(1.4)	3.0	(3.9)
Net cash used in investing activities	(7.9)	(8.7)	(13.2)	(20.3)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	5.0	(30.0)	––	5.0
Other	0.3	6.6	(3.8)	10.3
Net cash provided by (used in) financing activities	5.3	(23.4)	(3.8)	15.3
Increase (Decrease) in cash and cash equivalents	19.4	(14.7)	(13.6)	(6.3)
Cash, cash equivalents, and restricted cash at beginning of period	63.1	90.2	96.1	81.8
Cash, cash equivalents, and restricted cash at end of period	$82.5	$75.5	$82.5	$75.5

AAR CORP. and subsidiaries

Third-party sales by segment (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Parts Supply	$273.7	$227.6	$523.4	$464.4
Repair & Engineering	228.8	145.4	446.4	282.9
Integrated Solutions	163.4	156.6	332.3	312.9
Expeditionary Services	20.2	15.8	45.7	34.9
	$686.1	$545.4	$1,347.8	$1,095.1

Operating income (loss) by segment (In millions- unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Parts Supply	$31.6	$28.4	$61.7	$43.5
Repair & Engineering	22.8	11.3	43.9	20.4
Integrated Solutions	6.5	6.4	14.2	14.1
Expeditionary Services	2.2	0.9	0.5	2.2
	63.1	47.0	120.3	80.2
Corporate and other	(65.4)	(8.7)	(79.2)	(16.6)
	$(2.3)	$38.3	$41.1	$63.6

Adjusted net income, adjusted diluted earnings per share, adjusted operating margin, adjusted cash provided by (used in) operating activities, adjusted EBITDA, net debt, net debt to adjusted EBITDA (net leverage), and net debt to pro forma adjusted EBITDA (net pro forma leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, integration costs, and compensation expense related to contingent consideration and retention agreements.
•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.
•	Legal judgments related to or impacted by the Russia/Ukraine conflict.
•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the loss recognized from the U.S. government exercising their termination for convenience in the first quarter of fiscal 2025 for our Mobility business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income (loss) before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA investigation, settlement and remediation compliance costs, pension settlement charges, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, and significant customer contract terminations.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Net income (loss)	$(30.6)	$23.8	$(12.6)	$23.2
FCPA settlement and investigation costs	59.2	2.6	64.2	3.7
Acquisition, integration, and amortization expenses	7.2	3.1	16.1	5.9
Loss (Gain) related to sale of business/joint venture, net	0.5	0.9	(0.8)	1.6
Russian bankruptcy court judgment	––	––	––	11.2
Contract termination costs	––	––	3.2	––
Pension settlement charge	––	––	––	26.7
Tax effect on adjustments (a)	(4.0)	(1.6)	(7.4)	(16.2)
Adjusted net income	$32.3	$28.8	$62.7	$56.1

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share (unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Diluted earnings (loss) per share	$(0.87)	$0.67	$(0.36)	$0.65
FCPA settlement and investigation costs	1.67	0.08	1.81	0.10
Acquisition, integration, and amortization expenses	0.20	0.09	0.45	0.17
Loss (Gain) related to sale of business/joint venture, net	0.01	0.02	(0.02)	0.04
Russian bankruptcy court judgment	––	––	––	0.32
Contract termination costs	––	––	0.09	––
Pension settlement charge	––	––	––	0.76
Tax effect on adjustments (a)	(0.11)	(0.05)	(0.21)	(0.46)
Adjusted diluted earnings per share	$0.90	$0.81	$1.76	$1.58

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge and the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted operating margin (In millions - unaudited)	Three months ended
	November 30, 2024	August 31, 2024	November 30, 2023
Sales	$686.1	$661.7	$545.4
Contract termination costs	––	(9.5)	––
Adjusted sales	$686.1	$652.2	$545.4

Operating income (loss)	$(2.3)	$43.4	$38.3
FCPA settlement and investigation costs	59.2	5.0	2.6
Acquisition, integration, and amortization expenses	7.2	9.0	3.1
Contract termination costs	––	3.2	––
Gain related to sale of joint venture	(0.7)	(1.4)	––
Adjusted operating income	$63.4	$59.2	$44.0

Adjusted operating margin	9.2%	9.1%	8.1%

Adjusted cash provided by (used in) operating activities (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,
	2024	2023	2024	2023
Cash provided by (used in) operating activities	$22.0	$17.4	$3.4	$(1.3)
Amounts outstanding on accounts receivable financing program:
Beginning of period	29.0	13.7	13.7	12.8
End of period	(23.9)	(13.7)	(23.9)	(13.7)
Adjusted cash provided by (used in) operating activities	$27.1	$17.4	$(6.8)	$(2.2)

Adjusted EBITDA (In millions - unaudited)	Three months ended November 30,		Six months ended November 30,		Year ended May 31,
	2024	2023	2024	2023	2024
Net income (loss)	$(30.6)	$23.8	$(12.6)	$23.2	$46.3
Income tax expense	8.1	7.9	15.0	1.0	12.0
Other expense, net	0.2	0.1	0.3	0.1	0.4
Interest expense, net	18.8	5.6	37.1	11.0	41.0
Depreciation and amortization	14.0	8.7	27.5	17.1	41.2
FCPA settlement and investigation costs	59.2	2.6	64.2	3.7	10.5
Loss (Gain) related to sale of business/joint venture, net	0.5	0.9	(0.8)	1.6	2.8
Russian bankruptcy court judgment	––	––	––	11.2	11.2
Acquisition and integration expenses	3.2	2.1	8.2	3.9	29.7
Contract termination/restructuring costs and loss provisions, net	––	––	3.2	––	4.8
Pension settlement charge	––	––	––	26.7	26.7
Severance charges	––	––	––	––	0.5
Stock-based compensation	5.0	3.6	10.0	7.9	15.3
Adjusted EBITDA	$78.4	$55.3	$152.1	$107.4	$242.4

Net debt (In millions - unaudited)	November 30, 2024	November 30, 2023
Total debt	$997.0	$277.0
Less: Cash and cash equivalents	(61.7)	(65.1)
Net debt	$935.3	$211.9

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2024	$242.4
Less: Adjusted EBITDA for the six months ended November 30, 2023	(107.4)
Plus: Adjusted EBITDA for the six months ended November 30, 2024	152.1
Adjusted EBITDA for the twelve months ended November 30, 2024	$287.1
Net debt at November 30, 2024	$935.3
Net debt to Adjusted EBITDA	3.26

Net debt to pro forma adjusted EBITDA (In millions - unaudited)
AAR CORP. adjusted EBITDA for the twelve months ended November 30, 2024	$287.1
Plus: Product Support adjusted EBITDA for the three months ended February 29, 2024	7.7
Pro forma adjusted EBITDA for the twelve months ended November 30, 2024	$294.8
AAR CORP. net debt at November 30, 2024	$935.3
Net debt to pro forma adjusted EBITDA	3.17